Exhibit 99.2

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED BALANCE SHEETS

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(in thousands of dollars, except shares and par value)

	September 30, 2014	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$63,962	$50,873
Restricted cash	80,721	86,603
Special deposits	21,467	27,293
Accounts receivable, net of no allowance and allowance of $34	47,711	124,587
Inventories	128,538	116,446
Mark-to-market derivative assets	2,976	6,752
Deferred option premiums	4,333	18,533
Prepayments	18,751	20,502
Deferred income taxes	1,948	22,977
Other	6,714	46

	377,121	474,612

NON-CURRENT ASSETS:
Property, plant and equipment, net	1,707,114	1,710,416
Investments in affiliates	156,726	155,193
Deferred financing costs, net	31,409	36,727
Emission allowances	64,666	32,229
Mark-to-market derivative assets	8,971	5,158
Prepaid major maintenance	33,904	33,653
Goodwill	101,853	101,853
Other	11,281	11,940

TOTAL ASSETS	$2,493,045	$2,561,781

LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$63,716	$114,963
Current portion of long-term debt	155,656	67,013
Inventory financing facility	60,261	52,321
Mark-to-market derivative liabilities	69,060	112,067
Other	12,731	19,519

	361,424	365,883

NON-CURRENT LIABILITIES:
Long-term debt	1,311,339	1,418,476
Mark-to-market derivative liabilities	13,950	2,123
Asset retirement obligations	60,216	57,801
Deferred income taxes	89,443	57,382
Other	33,369	41,251

Total liabilities	1,869,741	1,942,916

COMMITMENTS AND CONTINGENCIES (see Note 13)

Series B Convertible Participating Preferred Stock, $0.01 par value, 10,000 authorized, no shares and 3,450 shares issued and outstanding	—	6,000

Total convertible preferred stock	—	6,000

COMBINED STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 1,000,000 authorized, 651,080 and 647,630 shares issued and outstanding	7	6
Additional paid-in capital	627,524	723,620
Accumulated deficit	(4,227)	(110,761)

Total combined stockholders’ equity	623,304	612,865

TOTAL LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY	$2,493,045	$2,561,781

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(in thousands of dollars)

	Nine Months Ended September 30,
	2014	2013

OPERATING REVENUES	$1,127,663	$598,576

OPERATING EXPENSES:
Energy and fuel costs	679,009	438,529
Operations and maintenance	142,146	56,583
Depreciation and amortization	71,247	44,466
Taxes other than income taxes	16,732	24,835

Total operating expenses	909,134	564,413

OPERATING INCOME	218,529	34,163

OTHER EXPENSE (INCOME):
Interest and fees on debt	64,824	66,899
Equity (income) loss in affiliates	(11,900)	114
Other income, net	(61)	(22)
Mark-to-market on interest rate derivative contracts	1,179	(2,262)

Other expense, net	54,042	64,729

GAIN ON BARGAIN PURCHASE OF BUSINESS, NET OF TAX	—	3,119

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	164,487	(27,447)

INCOME TAX EXPENSE (BENEFIT)	57,953	(13,499)

NET INCOME (LOSS)	$106,534	$(13,948)

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED STATEMENTS OF COMBINED STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands of dollars)

				Total Combined
		Additional	Accumulated	Stockholders’
	Common Stock	Paid-In Capital	Deficit	Equity

Balance as of December 31, 2013	$6	$723,620	$(110,761)	$612,865

Distributions to stockholders	—	(102,907)	—	(102,907)

Net income	—	—	106,534	106,534

Share-based payments	—	812	—	812

Conversion of preferred stock to common stock	1	5,999	—	6,000

Balance as of September 30, 2014	$7	$627,524	$(4,227)	$623,304

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(in thousands of dollars)

	Nine Months Ended September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$106,534	$(13,948)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70,833	43,656
Loss on disposals	414	810
Dividends received from affiliates	10,370	—
Deferred income taxes	53,090	(17,685)
Share-based payments	812	633
Gain on bargain purchase of business	—	(3,119)
Equity (income) loss in affiliates	(11,900)	114
Mark-to-market derivative assets and liabilities	(31,217)	(17,352)
Amortization of deferred option premiums	14,200	23,238
Amortization of emission allowances	17,851	11,408
Amortization of deferred financing costs	5,359	16,399
Emission allowances	(50,288)	(19,444)
Other non-current assets and liabilities	(7,366)	(5,748)
Changes in current assets and liabilities:
Special deposits	5,826	(4,801)
Accounts receivable, net	76,876	4,400
Inventories	(12,092)	6,666
Prepayments	1,751	(297)
Accounts payable and accrued liabilities	(54,832)	2,053
Other, net	(13,456)	(4,181)

Net cash provided by operating activities	182,765	22,802

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in property, plant and equipment	(44,902)	(18,259)
Decrease (increase) in restricted cash, net	5,882	(12,661)
Investments in prepaid major maintenance	(19,690)	(18,419)
Acquisition of Kincaid and Elwood	—	(458,919)
Acquisition of Brayton Point	—	(12,859)

Net cash used in investing activities	(58,710)	(521,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuances of short-term debt	90,000	43,110
Repayments of short-term debt	(100,110)	(60,000)
Insurance borrowings	14,871	2,518
Insurance repayments	(12,335)	(2,898)
Inventory financing facility	7,940	43,545
Issuances of long-term debt	—	635,000
Repayments of long-term debt	(8,384)	(201,588)
Contributions from stockholders in connection with acquisitions	—	149,683
Distributions to stockholders	(102,907)	(29,683)
Capitalized financing costs	(41)	(23,373)

Net cash (used in) provided by financing activities	(110,966)	556,314

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,089	57,999

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,873	21,416

CASH AND CASH EQUIVALENTS, END OF PERIOD	$63,962	$79,415

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$62,094	$50,159
Income taxes paid, net of refunds	4,913	2,702
Non-cash investing activities:
Additions to fixed assets for accrued capital expenditures	$5,115	$968
Major maintenance incurred but not paid	5,269	4,428
Non-cash financing activities:
Conversion of preferred stock to common stock	$6,000	$—

The accompanying notes are an integral part of these combined financial statements.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

1.                                      Organization and Operations

Headquartered in Hartford, Connecticut, EquiPower Resources Corp. and its subsidiaries, and Brayton Point Holdings, LLC and its subsidiary (combined, “we”, “our”, “us”, “EquiPower” or the “Company”) is an Independent Power Producer (“IPP”).  We own and operate nine power generation assets and hold an equity method investment in one power generation asset.  Our assets are located across five states in the Northeast, Mid-Atlantic and Mid-Continental United States. Our facilities are geographically dispersed across two competitive power markets: ISO-New England Inc. (“ISO-NE”) and PJM Interconnection, L.L.C. (“PJM”). We are indirectly owned by funds controlled by Energy Capital Partners II, LP (“ECP II”), a private equity fund.

We are a wholesale provider of power to utilities, independent electric system operators, industrial or agricultural companies, retail power providers, municipalities, and power marketers. We provide capacity for sale to utilities, independent electric system operators, and retail power providers. We also provide ancillary service products to wholesale power markets.

Our fleet is comprised of five combined cycle gas turbine facilities: Milford Generating Station (“Milford”), Lake Road Generating Station (“Lake Road”), Dighton Generating Station (“Dighton”), and MASSPOWER Generating Station (“MASSPOWER”) in ISO-NE; and, Liberty Generating Station (“Liberty”) in PJM; two gas and oil-fired peaking facilities in PJM (Richland and Stryker Generating Stations (collectively, “Richland and Stryker”)); Kincaid Generating Station, a coal-fired facility in PJM (“Kincaid”); and, Brayton Point Generating Station (“Brayton Point”), a coal facility in ISO-NE. We also hold an equity interest in Elwood Generating Station (“Elwood”), a natural gas-fired peaking facility in PJM.  These Combined Financial Statements include the effects of acquisitions completed as part of our operations in 2013 (see Note 3, Acquisitions).

On August 21, 2014, ECP II and EquiPower Resources Corp. signed a stock purchase agreement with Dynegy Resource II, LLC, a wholly-owned subsidiary of Dynegy Inc., and Dynegy Inc. for the sale of EquiPower Resources Corp and subsidiaries.

On August 21, 2014, ECP II and Brayton Point Holdings, LLC signed a stock purchase agreement and agreement and plan of merger with Dynegy Resource III, LLC and Dynegy Resource III-A, LLC, wholly-owned subsidiaries of Dynegy Inc., and Dynegy Inc. for the sale of Brayton Point Holdings, LLC and subsidiary.

The combined base purchase price of these stock purchase agreements is $3.45 billion, subject to certain customary adjustments in accordance with the stock purchase agreements.

2.                                      Significant Accounting Policies and Recent Pronouncements

Basis of Interim Presentation and Principles of Combination

Our interim unaudited Combined Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of both EquiPower Resources Corp. and subsidiaries and Brayton Point Holdings and its subsidiary. Brayton Point Holdings, LLC and its subsidiary are entities under common control and common management with EquiPower Resources Corp. and its subsidiaries. The results for interim periods are not necessarily indicative of the results for the entire year primarily due to seasonal fluctuations in our revenues, variations resulting from the application of the method to calculate the provision for income tax for interim periods, volatility of commodity prices and unrealized gains and losses from commodity and interest rate derivative contracts. These Combined Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated in consolidation and combination.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

date of these Combined Financial Statements, and the reported amounts of revenues and expenses during the reporting period.  In recording transactions and balances resulting from business operations, we use estimates based on the best information available. Estimates are used for such items including, but not limited to, plant depreciable lives, tax provisions, uncollectible accounts, valuation of both energy commodity and interest rate swap contracts, environmental liabilities, legal costs incurred in connection with recorded loss contingencies, and assets acquired and liabilities assumed in business combinations. In addition, estimates are used to test both long-lived assets and goodwill for impairment, and to determine the fair value of impaired assets, if any impairment exists. As better information becomes available or actual amounts become determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any characteristics of a controlling financial interest. An enterprise that has a controlling financial interest in a VIE is known as the VIE’s primary beneficiary, and is required to consolidate the VIE.  In determining whether consolidation of a particular entity is required, we first evaluate whether the entity is a VIE.  If the entity is determined to be a VIE, we use a qualitative approach to determine if we are a primary beneficiary of the VIE.

To determine whether we are the primary beneficiary of any VIEs, we assess whether we absorb any of the VIE’s expected losses or receive any portion of the VIE’s expected residual returns under the terms of the applicable agreement, analyze the variability in the VIE’s gross margin, and consider whether we had any decision-making rights associated with the activities that are most significant to the VIE’s performance.  We determined that we did not have any VIEs of which we were a primary beneficiary and thus required to consolidate as of or for the periods ended September 30, 2013, September 30, 2014, or December 31, 2013.

Investments Accounted for by the Equity Method

We apply the equity method of accounting to investments in affiliates because the ownership structure prevents us from exercising a controlling influence over the operating and financial policies of the projects.  Under this method, equity in pre-tax income or loss of our equity method investments is reflected as equity earnings (loss) in affiliates within both the Combined Statements of Operations and Combined Statements of Cash Flows (see Note 4, Equity Method Investments).

Business Combinations

We apply business combination accounting to recognize and measure in our financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at fair value at the acquisition date. We also recognize and measure either goodwill or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of our financial statements to evaluate the nature and financial effects of our business combinations. Transaction costs are expensed as incurred.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.  Our First Lien Credit and Guaranty Agreement (the “First Lien Facility”) requires us to establish and maintain segregated cash accounts, which have been pledged as security in favor of the lenders.  As of September 30, 2014 and December 31, 2013, we had cash and cash equivalents of $64.0 million and $50.9 million, respectively, of which $23.3 million and $3.2 million, respectively, were subject to our First Lien Facility (see Note 15, Debt).

Restricted Cash

Restricted cash primarily represents amounts restricted in accordance with our financing facilities (see Note 15, Debt) utilized to collateralize outstanding letters of credit and the sum of the reasonably anticipated scheduled

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

principal, interest and fees payable during the following six months required to be held in a Debt Service Reserve cash account in accordance with the First Lien Credit and Guaranty Agreement.  Funds that can be used to satisfy obligations due during the next 12 months are classified as current restricted cash, with the remainder classified as non-current restricted cash. Restricted cash is generally invested in accounts earning money market rates. Such cash is excluded from cash and cash equivalents on both our Combined Balance Sheets and Combined Statements of Cash Flows. As of September 30, 2014 and December 31, 2013, we classify all restricted cash as current assets.

Special Deposits

Special deposits represent cash margin deposits posted with a clearing broker to support commodity hedging transactions, cash deposits used as collateral for activities associated with ISO-NE, cash deposits with natural gas pipeline companies used as collateral for gas transportation agreements as well as other miscellaneous deposits. Deposits that can be used to satisfy obligations due during the next 12 months are classified as current special deposits, with the remainder classified as non-current special deposits. As of September 30, 2014 and December 31, 2013, we classify all special deposits as current assets.

Accounts Receivable, net of Allowance

Our accounts receivable are primarily from purchasers of electricity, capacity, and ancillary services produced by our power generation assets as well as settlements of commodity hedge transactions. We record accounts receivable at net realizable value upon delivery of electricity, capacity, and ancillary services as well as the settlement of commodity derivative transactions. We review collectability and establish appropriate provisions on accounts receivable if it is probable we will be unable to collect all or a portion of the outstanding balance. We use our best estimate to determine the required allowance for doubtful accounts based on a variety of factors, including but not limited to, the length of time receivables are past due, significant one-time events and historical write-off experience. Specific provisions are recorded for individual receivables when we become aware of any customer’s inability to meet its financial obligations. We review the adequacy of our allowances quarterly.

Inventories

Inventories primarily consist of coal and fuel oil used to generate power, and materials and supplies used to maintain our power generation facilities. Inventories are carried at the lower of cost or market. Cost is the sum of the purchase price and incidental expenditures to bring the inventory to its existing condition and location. Cost is determined under the weighted average cost method. We reduce cost to market value if the market value of inventory has declined and it is probable that the inventory, in its use in the ordinary course of business, will not be fully recovered through revenue earned from the resulting generation of power.  Inventories are shown net of reserves, if any, on the Combined Balance Sheets.

Inventories on consignment primarily consist of coal and fuel oil used to generate power at Brayton Point which is financed under an inventory financing arrangement (see Note 13, Commitments and Contingencies and Note 15, Debt).  We record inventories on consignment at the price paid to the supplier, plus incidental expenses and transportation charges to bring the inventory to its existing location.  We record inventories on consignment within inventories on the Combined Balance Sheets.  Upon utilizing this coal and fuel oil, we record the usage of coal and fuel oil at its weighted average cost in energy and fuel costs on the Combined Statements of Operations.

Derivative Accounting

We are exposed to market risk, including changes in interest rates, and the impact of market price fluctuations for electricity, natural gas, coal, fuel oil and emissions allowances (see Note 12, Derivative Instruments).  In order to manage these risks, we use energy commodity and interest rate contracts that typically provide for settlement in cash.

The accounting treatment for energy commodity and interest rate contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative.  Non-derivative contracts are recorded at the time of delivery on an accrual basis of accounting.  Derivative transactions are recorded at fair

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

value.  Derivative accounting is complex and requires management judgment in the following respects; identification of derivatives and embedded derivatives, determination of the fair value of derivatives, identification of hedge relationships, assessment and measurement of hedge effectiveness, and, election and designation of the normal purchase, normal sales exception.  Depending upon their timing and effects, our judgments may have a significant impact on our results from operations.

Contracts that meet the definition of a derivative but are either not designated or do not meet the requirements for cash flow hedge or normal purchase or normal sale accounting are recorded at fair value, with changes in fair value recognized currently in earnings.  We record these derivative contracts at fair value in the Combined Balance Sheets within mark-to-market derivative assets and liabilities.  Changes in fair value of these commodity transactions are recognized on a net basis in operating revenues on the Combined Statements of Operations.  For those contracts that meet the definition of a derivative, are designated as cash flow hedges and meet the cash flow hedge requirements, the changes in the fair value of the effective portion of those contracts are recognized in accumulated other comprehensive income.  For the nine months ended September 30, 2014 and 2013, we did not have any contracts designated as cash flow hedges.  For those contracts that meet the normal purchase, normal sales exception, and are so designated, changes in the fair value of those contracts are not recognized in earnings.  Instead, earnings impacts are recorded upon delivery on an accrual basis of accounting.

Fair Value Measurements

We apply fair value measurement guidance to all financial instruments, including derivative contracts and other financial instruments requiring fair value disclosures.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated or generally unobservable firm inputs.  We often make certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the valuation techniques.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs.  Unobservable inputs are needed to value certain derivative contracts due to complexities in contract terms.  Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes.  The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement.  The three levels of the fair value hierarchy are:

Level 1 — Quoted prices (unadjusted) are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur with both sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — Pricing inputs including significant inputs that are generally less observable or from unobservable sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value.

Determination of Fair Value — The valuation techniques and inputs used in our fair value measurements are described in Note 11, Assets and Liabilities with Recurring Fair Value Measurements and Note 12, Derivative Instruments.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Deferred Option Premiums

Deferred option premiums represent costs incurred with the restructuring of certain economic commodity hedges (see Note 15, Debt).  Deferred option premiums are amortized on a shaped basis over the life of the transactions through December 31, 2014.  For the nine months ended September 30, 2014 and 2013, we recorded expense of $14.2 million and $23.2 million, respectively, related to our deferred option premiums within operating revenues on the Combined Statements of Operations.

Property, Plant and Equipment, net, and Depreciation

Property, plant and equipment, net is recorded at depreciated cost.  Significant additions or improvements that improve the assets or that extend asset useful lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred.  We calculate depreciation using the straight-line method over the estimated remaining useful lives of the related assets.  Land is carried at cost and is not subject to depreciation. Capital spares are also included within property, plant and equipment, net on the Combined Balance Sheets.  Gains and losses resulting from sales or retirements of assets are included within depreciation and amortization on the Combined Statements of Operations.

Goodwill and Goodwill Impairment

We recognize goodwill when the purchase price of an acquired entity exceeds the fair value assigned to assets acquired less liabilities assumed. We perform goodwill impairment tests annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. In the absence of sufficient qualitative factors, goodwill impairment is determined using a two-step process:

Step one —

Identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired. If the book value of the reporting unit exceeds its fair value, we perform step two.

Step two —

Compare the implied fair value of the reporting unit’s goodwill to the book value of the reporting unit’s goodwill. If the book value of goodwill exceeds the implied fair value, we record an impairment expense for the sum of the excess.

We did not record any goodwill impairments for the nine months ended September 30, 2014 or 2013 (see Note 9, Goodwill).

Emission Allowances

Our emission allowances consist of Regional Greenhouse Gas Initiative (“RGGI”) emission allowances, and sulfur dioxide (“SO2”) and nitrous oxide (“NOx”) emission allowances.  Amortization of RGGI, and SO2 and NOx allowances occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air.

Emission allowances permit the holder of the allowances to emit certain gaseous by-products of fossil fuel combustion, including RGGI, SO2 and NOx.  We are also responsible for complying with both SO2 and NOx emission regulations and are entitled to all SO2 and NOx allowances issued by the Environmental Protection Agency (“EPA”) for our facilities.  Allowances are typically consumed as we generate these emissions. In addition, the allowances may be transacted and sold to third parties.  Carrying amounts are based on the cost to acquire the allowances. If acquired in an acquisition, the allowances are carried at the fair value on the date of acquisition. If the allowances are issued directly by the EPA, they are carried at zero cost. Generally, the allowances are consumed in the period the emissions are generated and are amortized accordingly at their weighted average cost.  The amortization of the allowances is recorded within energy and fuel costs on the Combined Statements of Operations.  Purchases of emission allowances and related amortization expenses are shown as operating activities within the Combined Statements of Cash Flows (see Note 10, Emission Allowances).

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Impairment of Long-Lived Assets

We evaluate our long-lived assets, such as property, plant and equipment, equity method investments and definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Equipment assigned to each of our operating assets is not evaluated for impairment separately; instead, we evaluate our operating assets and related equipment together. In addition, we evaluate our equity method investments to determine whether or not they are impaired when a decline in value is considered an other than temporary decline in value. When we believe an impairment condition exists, we estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which independent and identifiable cash flows exist. If we determine that these undiscounted cash flows are less than the carrying amount of the associated asset, or if we have classified an asset as held for sale, we estimate fair value of the long-lived asset based on its discounted cash flows to determine the amount of any impairment expense. All construction work in progress is reviewed for impairment whenever there is an indication that there may have been a reduction in fair value. If we determine that a construction work in progress is no longer probable of completion, and the capitalized costs will not be recovered through future operations, we write down the carrying value of the project to its fair value.

To estimate future cash flows, we consider historical cash flows, existing and future contracts, changes in the market environment and other factors that may affect future cash flows. To the extent applicable, the assumptions we use are consistent with our forecasts, which involve inherent uncertainty. We use our best estimates in making these evaluations and consider various factors, including both forward price curves for power and fuel costs and forecasted operating costs; however, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations may be material.

Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. We will discount the estimated future cash flows associated with the asset using a single interest rate representative of the risk involved with such an investment including contract terms, tenor and credit risk of counterparties. We may also consider prices of similar assets, consult with brokers, or employ other valuation techniques. We use our best estimates in making these evaluations and consider various factors, including forward price curves for power and fuel costs and forecasted operating costs. Actual future market prices and project costs may vary from the assumptions used in our estimates and the impact of such variations may be material.

We did not record any impairment charges for the nine months ended September 30, 2014 or 2013.

Deferred Financing Costs, net

Our deferred financing costs incurred in connection with the issuance of debt are deferred and amortized over the life of the debt using the effective interest rate method.  However, when the timing of debt transactions involve contemporaneous exchanges of cash between us and the same creditor(s) in connection with the issuance of a new debt obligation and satisfaction of an existing debt obligation, deferred financing costs are accounted as an extinguishment or modification depending on the significance of changes to the future cash flows. These debt transactions require us to either write-off the original deferred financing costs and capitalize the new issuance costs, or continue to amortize the original deferred financing costs and immediately expense the new issuance costs.  We include amortization of deferred financing costs in interest and fees on debt within the Combined Statements of Operations.

The following table summarizes the deferred financing costs activity in the Combined Balance Sheets as of December 31, 2013 and September 30, 2014 (see Note 15, Debt):

(in thousands)
Balance, December 31, 2013	$36,727
Additions	41
Amortization	(5,359)
Balance, September 30, 2014	$31,409

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Prepaid Major Maintenance

We have entered into long-term service agreements (“LTSAs”) for certain maintenance activities at several of our facilities.  These LTSAs allow us to receive technical advice in the performance of all scheduled outages including technical field assistance with respect to our gas turbines, developing the critical-path schedule for inspections, and coordinating the repair, replacement and reconditioning of all hot gas path parts.  Additionally, these LTSAs cover the cost of new or fully refurbished replacement hot gas path parts for all scheduled outages.  Payments are generally made monthly and include both a fixed fee and a variable fee based on equivalent operating hours, calculated based on factored fired hours and/or factored fired starts on each gas turbine; these fees escalate annually.  We expense the fixed fees within operations and maintenance in the Combined Statements of Operations.  For the nine months ended September 30, 2014 and 2013, we recorded expense of $1.6 million and $1.2 million relating to the fixed fees, respectively.  The variable fee component is capitalized to prepaid major maintenance and reclassified, as scheduled outages occur, to property, plant and equipment in the Combined Balance Sheets.

The following table summarizes the prepaid major maintenance activity in the Combined Balance Sheets as of December 31, 2013 and September 30, 2014:

(in thousands)
Balance, December 31, 2013	$33,653
Variable fees incurred	20,693
Reclassifications to plant, property and equipment	(20,442)
Balance, September 30, 2014	$33,904

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities represent amounts owed to vendors, including settlement of commodity hedge transactions, employee related amounts, and other accrued liabilities incurred in the ordinary course of operations, and are recorded at historical cost on the Combined Balance Sheets.

Asset Retirement Obligations

We record all known asset retirement obligations for which we can reasonably estimate the fair value of the liability. We associate retirement obligations with long-lived assets for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the contracts, and for which the timing and/or method of settlement may be conditioned on a future event.

Our legal obligations associated with the retirement of long-lived assets are recognized at their estimated fair value at the time that the obligations are incurred.  We estimate the liability based on the expected future costs for retiring the asset, discounted using a credit-adjusted risk-free rate on the date the obligation is incurred.  Upon initial recognition of a liability, the cost is typically capitalized as part of the associated long-lived asset and depreciated using a straight-line basis over the life of the related assets within depreciation and amortization on the Combined Statements of Operations (see Note 14, Asset Retirement Obligations).  Accretion expense in connection with the discounted liability is recognized over the remaining period of the obligation in depreciation and amortization on the Combined Statements of Operations.  Revisions to the liability could occur due to changes in the estimates of these costs.  Estimates of future asset retirement obligations are based on projected future retirement costs and require management to exercise significant judgment.  Such estimated costs could differ significantly when the actual costs are incurred.

Operating Revenues

We record operating revenues on an accrual basis as electricity, capacity and ancillary services are delivered, as well as the settlement of commodity derivative transactions. Our operating revenues are comprised of fixed capacity payments, which are primarily received from both PJM and ISO-NE capacity auctions, variable energy payments for

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

power generation, certain ancillary service revenues, realized settlements from our economic hedging and optimization activities as well as unrealized mark-to-market revenues from derivative instruments as a result of our economic hedging and optimization activities and other service revenues. Revenues include estimated amounts not yet received.

Energy and Fuel Costs

Energy and fuel costs expense is comprised of the cost of coal, natural gas and fuel oil purchased from third parties for the purposes of consumption in our power plants to generate electricity, RGGI, SO2, and NOx amortization and certain fixed and variable costs directly attributable to cost of generation.

Share-Based Payments and Deferred Compensation Plans

We apply stock compensation accounting for our share-based payments (see Note 17, Share-Based Payments). The fair value of each of the non-qualified stock options is estimated on the date of the grant using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the requisite vesting period for the entire award. Upon the closing of the sale (considered a change of control) of the Company (see Note 1, Organization and Operations), all issued and outstanding non-qualified stock options will immediately vest.  The payments will effectively be made by the ECP II and will not become an obligation of the purchaser.

On September 24, 2013, Brayton Point Holdings, LLC (“Brayton Point Holdings”), at the time a wholly-owned subsidiary of ECP II, awarded certain members of management non-voting membership interests in Brayton Point Holdings. These membership interests include both a deferred compensation component and a share-based compensation component, and vest on each of the first, second, and third anniversaries of the initial grant date, and vest in their entirety upon a change in control of Brayton Point Holdings. To the extent that cash distributions from the Brayton Point facility in excess of the amount of capital invested by ECP II in Brayton Point are declared (“Distributions”), employees participate in additional cash distributions subject to the vesting requirements.

We account for Distributions made in accordance with the awards as deferred compensation. Upon declaration of a Distribution, we recognize compensation expense for the portion of the Distribution which has already vested and recognize compensation expense for the remaining portion of the Distribution on a pro rata basis over the remaining vesting period. During the nine months ended September 30, 2014, the portion of Distributions made to which the holders of the awards were entitled totaled $4.6 million subject to vesting. We recognized $2.0 million in compensation expense related to these awards for the nine months ended September 30, 2014, which is included within operations and maintenance on the Combined Statements of Operations.

Upon the closing of the sale (considered a change of control) of the Company (see Note 1, Organization and Operations), all issued and outstanding membership interests will immediately vest. The payments will effectively be made by the ECP II and will not become an obligation of the purchaser.

Post-employment Benefit Plans

Our employees participate in various 401(k) plans.  These plans provide for both employer and employee contributions up to specified limits.  For most of the plans, we make a fully vested safe harbor match equal to 100% of each participant’s elective deferral contribution up to a maximum of 3% of eligible compensation, plus 50% of each participant’s elective deferral contribution that exceeded 3%, up to 6% of eligible compensation for the majority of the plans.  The 401(k) plan matching contribution expenses were $2.5 million and $0.7 million for the nine months ended September 30, 2014 and 2013, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

In addition, we may make discretionary profit-sharing contributions at the discretion of our Board of Directors as well as certain additional required contributions.  Profit sharing contributions are generally subject to a three year cliff-vesting schedule based on service with us and certain predecessors.  For most of the plans, the discretionary profit-sharing contribution is up to 5% of compensation per year.  The profit sharing and additional contribution

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

expenses were $1.7 million and $0.7 million for the nine months ended September 30, 2014 and 2013, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

Unrealized and Realized Revenues from Commodity Derivative Instruments

Unrealized Commodity Derivative Instruments Mark-to-Market Gain (Loss) — The changes in the unrealized mark-to-market value and the associated roll-off of all commodity derivative instruments and contracts are primarily reflected on a net basis within operating revenues on the Combined Statements of Operations. Our mark-to-market on derivative commodity contracts include positions being used to economically hedge commodity price risk associated with various commodities such as power, natural gas, fuel oil, and coal.

Realized Settlements of Commodity Derivative Instruments — The realized value of all derivative commodity contracts are primarily reflected on a net basis and included in operating revenues on the Combined Statements of Operations.

Income Taxes

We account for income taxes using the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities, and their respective tax basis, tax credit and net operating loss (“NOL”) carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit or expense that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. We reverse a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination (see Note 18, Income Taxes).

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of accounts receivable and derivative financial instruments. Accounts receivable are concentrated with entities engaged in the energy and the financial services industries. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.  We are exposed to credit losses in the event of noncompliance by counterparties on both the settlement of physical sales and derivative financial instruments. The counterparties to these transactions are major financial institutions, energy companies, ISO-NE and PJM. We determine collateral requirements to support financial instrument credit risk on a case by case basis (see Note 19, Concentration Risks).

Recent Accounting Pronouncements

Revenue from Contracts with Customers — In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”.  The update requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  This pronouncement is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period, and is to be applied retrospectively.  We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity — In April 2014, the FASB issued Accounting Standards Update No. 2014-08 “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. We are currently assessing the future impact of this update on our financial condition, results of operations or cash flows.

Income Taxes — In July 2013, the FASB issued Accounting Standards Update 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”.  The provisions of the rule require an unrecognized tax benefit or expense to be presented as a reduction to a deferred tax asset in the financial statements for an NOL carryforward, a similar tax loss, or a tax credit carryforward except in circumstances when the carryforward or tax loss is not available at the reporting date under the tax laws of the applicable jurisdiction to settle any additional income taxes or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purposes. When those circumstances exist, the unrecognized tax benefit or expense should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The new financial statement presentation provisions relating to this update are prospective and effective for interim and annual periods beginning after December 15, 2013, with early adoption permitted. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

3.                                      Acquisitions

Acquisition of Kincaid and Elwood

On August 29, 2013, our wholly-owned subsidiary Tomcat Power, LLC (“Tomcat Power”) acquired all of the direct and indirect ownership interests of Kincaid Holdings, LLC, Kincaid Generation, LLC (“Kincaid”) and Kincaid Energy Services Company, LLC, Elwood Expansion Holdings, LLC, Elwood Energy Holdings, LLC (“Elwood”), and Elwood Services Company, LLC, 50.00 percent of the interest in Elwood Expansion, LLC and 49.50 percent of the interest in Elwood Energy, LLC (“Elwood Energy”), respectively, from Dominion Energy, Inc. (collectively referred to as “Kincaid and Elwood”) for $472.4 million less certain adjustments for working capital balances and other purchase price adjustments of negative $13.5 million.  Kincaid owns 1,108 megawatts (“MW”) of generation located in Kincaid, Illinois, and Elwood owns 1,560 MW in total of generation located in Elwood, Illinois (see Note 4, Equity Method Investments).

There were no adjustments during the nine months ended September 30, 2014 to the Kincaid and Elwood purchase accounting disclosed in our Combined Financial Statements for the year ended December 31, 2013.

Acquisition of Brayton Point

In conjunction with the acquisition of Kincaid and Elwood, on August 29, 2013, our parent ECP II and its wholly-owned subsidiary Brayton Point Holdings, via Tomcat Power, entered into an agreement with Dominion Energy, Inc. to acquire all the direct and indirect ownership interests in Brayton Point Energy, LLC, which owns 1,493 MW of generation located in Somerset, Massachusetts, for $12.9 million in working capital balances.

There were no adjustments during the nine months ended September 30, 2014 to the Brayton Point Holdings purchase accounting disclosed in our Combined Financial Statements for the year ended December 31, 2013.

Acquisition of Richland and Stryker

On December 18, 2013, our wholly-owned subsidiary RSG Power, LLC (“RSG Power”) acquired all of the direct and indirect ownership interests of Richland and Stryker Generation LLC (“Richland and Stryker”), which owns 446

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

MW and 20 MW of generation located in Defiance, Ohio and Stryker, Ohio, respectively, from Richland and Stryker LLC (“RSI”) for $161.0 million plus certain adjustments for working capital balances and other purchase price adjustments of $1.1 million.

During the nine months ended September 30, 2014, we recognized a negative $0.3 million purchase accounting adjustment to true-up the Richland and Stryker net working capital balances acquired and reduce consideration from the purchase accounting disclosed in our Combined Financial Statements for the year ended December 31, 2013.

4.                                      Equity Method Investments

As of September 30, 2014, we hold a 49.50 percent partnership interest in Elwood Energy acquired as part of the Kincaid and Elwood transaction on August 29, 2013 (see Note 3, Acquisitions).  Elwood Energy is a limited liability company between certain subsidiaries of ours and of certain other third parties, which operates a 1,560 MW natural gas fired power plant located in Elwood, Illinois.  We account for this entity under the equity method of accounting and include our net equity interest in investments in affiliates on our Combined Balance Sheets. As of September 30, 2014 and December 31, 2013, our equity method investment included on our Combined Balance Sheets was $156.7 million and $155.2 million, respectively.  Our risk of loss related to our equity method investment is limited to our investment balance. Holders of the debt of our unconsolidated investment do not have recourse to us and our other subsidiaries; therefore, the debt of our unconsolidated investments is not reflected on our Combined Balance Sheets. As of September 30, 2014 and December 31, 2013, our equity method investee had debt outstanding of $167.4 million and $175.3 million, respectively, of which our share would be $82.9 million and $86.8 million, respectively.

Our equity interest in the earnings from Elwood Energy for the nine months ended September 30, 2014 is recorded in equity earnings in affiliates on the Combined Statements of Operations. The following table sets forth details of our income from investment in affiliates and distributions for the nine months ended September 30, 2014:

(in thousands)	Equity Income in Affiliates	Distributions
Elwood Energy, LLC	$11,900	$10,370

The Company has determined that it is not the primary beneficiary of the Elwood Energy power plant and does not consolidate it due to the fact that all major decisions including establishment of the annual operating budget, are made jointly by both partnership owners.

Unconsolidated Subsidiaries — Although Elwood Energy did not meet the criteria of a significant unconsolidated subsidiary for the nine months ended September 30, 2014, aggregated summarized financial data for our unconsolidated subsidiary is set forth below:

Condensed Combined Balance Sheet

Elwood Energy, LLC

As of September 30, 2014 and December 31, 2013

(in thousands)	September 30, 2014	December 31, 2013
Total assets	$400,360	$408,076

Liabilities:
Current liabilities	$13,082	$16,770
Long-term debt	159,903	167,421
Members’ capital	227,375	223,885
Total liabilities and members’ capital	$400,360	$408,076

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Condensed Combined Statement of Operations

Elwood Energy, LLC

For the nine months ended September 30, 2014 and for the period from August 29, 2013 through September 30, 2013

(in thousands)	2014	2013
Revenues	$74,240	$5,638
Expenses	50,199	5,870
Net Income (loss)	$24,041	$(232)

The investment in Elwood Energy for the nine months ended September 30, 2014 is as follows:

(in thousands)
Balance, December 31, 2013	$155,193
Equity income in affiliates	11,900
Distributions	(10,370)
Other	3
Balance, September 30, 2014	$156,726

5.                                      Accounts Receivable, Net of Allowance

Accounts receivable, net of allowance as of September 30, 2014 and December 31, 2013 are as follows:

(in thousands)	September 30, 2014	December 31, 2013
Trade accounts receivable, net of no allowance and of $34	$37,033	$98,642
Derivative settlements	—	16,952
Other receivables	10,678	8,993
Accounts receivable, net of allowance	$47,711	$124,587

6.                                      Inventories

Inventories as of September 30, 2014 and December 31, 2013 are as follows:

(in thousands)	September 30, 2014	December 31, 2013
Coal and fuel oil	$15,774	$13,196
Coal and fuel oil on consignment	67,832	61,301
Materials and supplies	44,932	41,949
Inventories	$128,538	$116,446

As of September 30, 2014 and December 31, 2013, there are no inventory valuation allowances recorded on the Combined Balance Sheets.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Inventories on Consignment

On September 10, 2013, we entered into an Inventory Financing Arrangement with an unrelated third party for certain inventories at our Brayton Point facility, collateralized by all of the equity in the Brayton Point facility. The Inventory Financing Arrangement contains customary events of default and affirmative and negative covenants. In the event of default, we will be required to repay our outstanding obligations. Under this inventory financing facility, the third party agreed to purchase, own, and hold exclusive title to certain quantities of coal and fuel oil, in exchange for cash to be repaid no later than the termination of the agreement on May 31, 2017 (see Note 13, Commitments and Contingencies and Note 15, Debt).

We reclassified our existing inventory to inventory on consignment at the time we exchanged the inventory for cash.  Our inventory on consignment was recorded at the existing volume of coal and fuel oil at the then weighted average cost of the coal and fuel oil.  We record subsequent deliveries of coal and fuel oil in inventories on consignment on the Combined Balance Sheets upon delivery to our Brayton Point facility at the price paid to the unrelated third party, plus incidental expenses and transportation charges to bring the inventory to the Brayton Point Facility. We hold this inventory at cost until consumed for power generation, at which time we remove the inventory on consignment at its weighted average cost and record the usage at the weighted average cost within energy and fuel costs on the Combined Statements of Operations.

7.                                      Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of September 30, 2014 and December 31, 2013 are as follows:

(in thousands)	September 30, 2014	December 31, 2013
Trade accounts payable	$6,659	$14,903
Accrued accounts payable	20,855	25,237
Derivative settlements	914	35,291
Insurance borrowings, net	13,219	10,683
Accrued liabilities	20,837	28,370
Accrued interest	482	479
Accrued taxes	750	—
Accounts payable and accrued liabilities	$63,716	$114,963

8.                                      Property, Plant and Equipment

As of September 30, 2014 and December 31, 2013, the components of property, plant and equipment stated at cost less accumulated depreciation are as follows:

			Range of
			Economic Service
(in thousands)	September 30, 2014	December 31, 2013	Life (Years)
Property, plant and equipment:
Generation plant	$1,840,437	$1,795,040	3 to 35
Land	24,791	24,791
Construction work in progress	712	607
Capital spares inventory	9,277	9,206
Other	8,852	8,105	2 to 10
Property, plant and equipment	$1,884,069	$1,837,749
Less: Accumulated depreciation	(176,955)	(127,333)
Property, plant and equipment, net	$1,707,114	$1,710,416

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Generation plant

Our generation plant is comprised of our nine power generation assets located across both ISO-NE and PJM. Generation plant is generally recorded at historical cost or fair value upon acquisition. The cost of renewals and improvements that extend the useful life and improve the efficiency of the generation plant component are capitalized.

Land

Land primarily includes land owned where our power generation facilities are located and is not subject to depreciation.

Construction work in progress

Our construction work in progress primarily includes parts purchased to facilitate future production and enhancement programs that result in improvements in reliability, environmental emissions performance, and plant safety performance. Construction progress payments, salaries, and other costs directly relating to construction in progress are capitalized during the construction period, provided the completion of the project is deemed probable, or expensed when development of a particular project is no longer probable. Construction work in progress balances are transferred to generation plant when an asset group is put into service.

Capital spares inventory

Our capital spares inventory primarily includes major components needed for maintenance or repair of fixed assets, which generally have a long-lead time for purchase.  Capital spares are carried at cost and are not subject to depreciation until they are placed in service.

Other

Other plant, property and equipment is comprised of non-generation activities including information technology hardware and software, leasehold improvements, vehicles and furniture and fixtures.

Depreciation

Depreciation expense was $68.3 million and $43.3 million for the nine months ended September 30, 2014 and 2013, respectively, and is included in depreciation and amortization on the Combined Statements of Operations.  We also recognized $0.4 million and $0.8 million in losses on disposals and replacements of property, plant and equipment for the nine months ended September 30, 2014 and 2013, respectively, which are included in depreciation and amortization on the Combined Statements of Operations.

9.                                      Goodwill

Goodwill is not amortized for financial reporting purposes and is deductible for tax purposes. U.S. GAAP requires that goodwill and intangible assets deemed to have indefinite useful lives be reviewed for impairment at least annually by applying a fair value-based test. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value, and if the implied fair value of goodwill based on the estimated fair value of the reporting unit is less than the carrying amount. We use December 31 as our annual goodwill impairment testing date.

As of September 30, 2014 and December 31, 2013, the goodwill balance was $101.9 million.  The goodwill balance represents the excess of purchase price over the fair value of assets acquired and liabilities assumed for the Liberty Generation Electric Holdings, LLC acquisition in 2011, a component of our PJM reporting unit. We completed our impairment analysis as of December 31, 2013, and determined that no impairment exists. In completing this analysis, the fair value of the reporting unit was estimated using an income approach valuation methodology. The

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

signed stock purchase agreements with Dynegy on August 21, 2014 as disclosed in Note 1, Organization and Operations represents a triggering event in the nine months ended September 30, 2014 and did not result in an impairment.

10.                               Emission Allowances

Our emission allowance assets consist of RGGI emission allowances and SO2 and NOx emission allowances. Amortization of RGGI, SO2 and NOx credits occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air.  The carrying amount of emission allowances by major asset class as of September 30, 2014 and December 31, 2013 are as follows:

	September 30,
		Weighted-average
(in thousands)	2014	Useful Life (Years)
RGGI allowances	$64,410	1.76
SO2/NOx allowances	256	1.76
Emission allowances	$64,666

	December 31,
		Weighted-average
(in thousands)	2013	Useful Life (Years)
RGGI allowances	$31,877	1.46
SO2/NOx allowances	352	1.46
Emission allowances	$32,229

A roll forward of emission allowances for the nine months ended September 30, 2014 is as follows:

(in thousands)
Balance, December 31, 2013	$32,229
Purchases	50,288
Amortization expense	(17,851)
Balance, September 30, 2014	$64,666

11.                              Assets and Liabilities with Recurring Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

Cash and Cash Equivalents, Restricted Cash and Special Deposits — Due to the short-term nature of cash and cash equivalents, restricted cash and special deposits, carrying amounts approximate fair value.

Derivative Assets and Liabilities — Derivative assets and liabilities are recorded at fair value utilizing valuation methods and techniques consistent with industry practices (see Note 12, Derivative Instruments).

We utilize market data, such as pricing services and broker quotes along with other assumptions that we believe market participants would use, to price our assets or liabilities, including assumptions about the risks inherent to the inputs in the valuation technique. These inputs can be either readily observable, market corroborated, or generally unobservable. Market data obtained from broker pricing services is evaluated to determine the nature of the quotes obtained and, where accepted as a reliable quote, used to validate our assessment of fair value. We use other qualitative assessments to determine the level of activity in any given market. We primarily apply both the market approach and the income approach for recurring fair value measurements and utilize what we believe to be the best

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

available information. We utilize valuation techniques that seek to maximize the use of observable inputs and minimize the use of unobservable inputs. We classify fair value balances based on the observability of these inputs.

Fair values fluctuate from period to period due to market price volatility.  Changes in fair value and both unrealized and realized gains and losses are reflected currently on the Combined Statements of Operations.  Unrealized mark-to-market gains and losses on our commodity contracts and interest rate derivatives are not reflected in the Combined Statements of Operations during the same period as the underlying power sales and fuel purchases for our generation business and interest payments, respectively, for which the derivative instruments serve as economic hedges.  Additionally, the total unrealized mark-to-market gains or losses are recognized on commodity contracts and interest rate derivatives in operating revenues and mark-to-market on interest rate derivative contracts, respectively, on the Combined Statements of Operations. These mark-to-market gains or losses are not indicative of the economic gross profit or losses we expect to realize when the underlying transactions settle.

The method used to determine the fair market value of natural gas and power swap transactions is to value the respective forward market prices (received from a third party) as a differential to the underlying transaction prices, multiply by the contractual volumes by delivery month, and discount back to net present value (Level 2).

The method used to determine the fair market value of heat rate call option hedges is to use a spread option model based on the Black-Scholes framework and discount back to net present value (Level 3).  Significant assumptions in this model include volatility, correlation, and forward power and natural gas prices.  The unobservable inputs in the Black-Scholes model consist of the spark spread volatility, which is determined by power and gas volatility, and the correlation between the two commodity prices.  Individual volatilities and correlations for a given delivery month are based on the natural logarithms of price returns for the previous 90 days.

The method used to determine the fair market value of the interest rate swap contracts is to value the contracts against similar instruments and observable market interest rates and discount back to net present value (Level 2).  However, since our interest rate swaps have a floor price embedded within the settlement pricing terms, the respective put value has to be determined, whereupon the underlying valuation inputs are not as readily observable compared to forward market prices (Level 3).

Discount factors used in net present value calculations are representative of an internal forward risk-free interest rate curve derived from the London Interbank Offering Rate (“LIBOR”) spot rates and Eurodollar futures.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our assets and liabilities and their placement within the fair value hierarchy levels. The following tables present our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 by level within the fair value hierarchy:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

	Assets and Liabilities with Recurring Fair Value Measures as of September 30, 2014
(in thousands)	Location on Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$63,962	$—	$—	$63,962
Restricted cash	Restricted cash	80,721	—	—	80,721
Special deposits	Special deposits	21,467	—	—	21,467
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	2,976	—	2,976
Commodity contracts	Mark-to-market derivative assets - non-current	—	1,568	12	1,580
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	7,391	7,391

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	—	(32,677)	(19,344)	(52,021)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	(13,214)	(731)	(13,945)
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(17,039)	(17,039)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(5)	(5)
Inventory financing facility	Current liabilities	—	(60,261)	—	(60,261)
Long term debt	Current and non-current liabilities	—	(1,452,859)	—	(1,452,859)

	Assets and Liabilities with Recurring Fair Value Measures as of December 31, 2013
(in thousands)	Location on Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$50,873	$—	$—	$50,873
Restricted cash	Restricted cash	86,603	—	—	86,603
Special deposits	Special deposits	27,293	—	—	27,293
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	6,145	607	6,752
Commodity contracts	Mark-to-market derivative assets - non-current	—	2,026	2,218	4,244
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	914	914

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	—	(52,802)	(52,001)	(104,803)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	—	—	—
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(7,264)	(7,264)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(2,123)	(2,123)
Inventory financing facility	Current liabilities	—	(52,321)	—	(52,321)
Long term debt	Current and non-current liabilities	—	(1,489,113)	—	(1,489,113)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

The following table presents a roll forward for the nine months ended September 30, 2014 of the fair value measurement using significant unobserved inputs (Level 3):

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3)
	Commodity	Interest Rate
(in thousands)	Contracts	Contracts	Total
Balance, December 31, 2013	$(49,176)	$(8,473)	$(57,649)
Included in earnings - Unrealized loss (change in fair value)	(11,909)	(6,701)	(18,610)
Included in earnings - Unrealized gain (roll-off)	41,022	5,521	46,543
Balance, September 30, 2014	$(20,063)	$(9,653)	$(29,716)

Total unrealized and realized gains and losses on commodity contracts are recorded in operating revenues on the Combined Statements of Operations. Total unrealized and realized gains and losses on interest rate contracts are recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.

As of September 30, 2014 the sources of the fair value of commodity and interest rate contracts and the schedule of maturity of these contracts are included in the following tables:

	Fair Value of Commodity and Interest
	Rate Derivative Contracts
	September 30, 2014
	Maturity	Maturity of	Maturity	Total
	of One Year	One to	in Excess of	Fair
(in thousands)	or Less	Four Years	Four Years	Value
Source of Fair Value
Quoted prices in active markets (Level 1)	$—	$—	$—	$—
Significant other observable inputs (Level 2)	(29,701)	(11,646)	—	(41,347)
Significant unobservable inputs (Level 3)	(36,383)	6,667	—	(29,716)
Total	$(66,084)	$(4,979)	$—	$(71,063)

The following table presents quantitative information for the unobservable inputs used in our most significant Level 3 fair value measurements as of September 30, 2014 and December 31, 2013:

	Quantitative Information about Level 3 Fair Value Measurements
	September 30, 2014
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range
Commodity contracts	$(20,063)	Black-Scholes	Volatility and Correlation	5%-63% 5%-90%

Interest rate swap contracts	(9,653)	Interest Rate Swap Black-Scholes	Volatility	52%-78%

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2013
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range
Commodity contracts	$(49,176)	Black-Scholes	Volatility and Correlation	6%-54% 24%-96%

Interest rate swap contracts	(8,473)	Interest Rate Swap Black-Scholes	Volatility	40%-84%

Debt - We record our debt instruments on contractual terms, net of any applicable premium or discount. We did not elect to apply the alternative U.S. GAAP provision of the fair value option for recording financial assets and financial liabilities. The following table details the fair values and carrying values of our debt instruments as of September 30, 2014 and December 31, 2013:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

	September 30, 2014		December 31, 2013
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
First Lien Facility - Term B Loan	$665,612	$657,292	$668,108	$669,778
First Lien Facility - Term C Loan	775,562	769,746	781,450	783,404
Working Capital Facility	25,821	25,821	35,931	35,931
Total long-term debt	1,466,995	1,452,859	1,485,489	1,489,113

Inventory financing facility	60,261	60,261	52,321	52,321
Total debt	$1,527,256	$1,513,120	$1,537,810	$1,541,434

We measure the fair value of our debt instruments using market information, including quoted market prices or dealer quotes for the identical liability when traded as an asset (categorized as level 2).

12.                               Derivative Instruments

We are exposed to the impact of market price fluctuations of electricity, natural gas, coal, fuel oil, and other energy-related products associated with operations, as well as interest rates.  To help manage this risk and optimize the energy margin of our assets, we execute derivative transactions with bilateral counterparties on recognized exchanges or via over-the-counter markets, depending on the most favorable credit terms and market execution factors (see Note 2, Significant Accounting Policies and Recent Pronouncements, Fair Value Measurements and Note 11, Assets and Liabilities with Recurring Fair Value Measurements).

Contracts that meet the definition of a derivative but are either not designated or do not meet the requirements for cash flow hedge or normal purchase or normal sale accounting are recorded at fair value, with changes in fair value recognized currently in earnings.  We record these derivative contracts at fair value in the Combined Balance Sheets within mark-to-market derivative assets and liabilities.  Changes in fair value of these commodity transactions are recognized on a net basis in operating revenues on the Combined Statements of Operations.  For those contracts that meet the definition of a derivative, are designated as cash flow hedges and meet the cash flow hedge requirements, the changes in the fair value of the effective portion of those contracts are recognized in accumulated other comprehensive income.  For the nine months ended September 30, 2014 and 2013, we did not have any contracts designated as cash flow hedges.  For those contracts that meet the normal purchase, normal sales exception, and are so designated, changes in the fair value of those contracts are not recognized in earnings.  Instead, earnings impacts are recorded upon delivery on an accrual basis of accounting.

As a result of the Brayton acquisition, we acquired a 91 MW capacity contract which has been designated and afforded the normal sale exemption.  The initial mark-to-market of this capacity contract is included in mark-to-market derivative assets on the Combined Balance Sheet and is included in the tables and figures below.

For the nine months ended September 30, 2014, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $57.4 million and positive $89.8 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations.  For the nine months ended September 30, 2013, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $12.7 million and positive $30.2 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations.  For the nine months ended September 30, 2014 and 2013, the realized loss associated with the settlements of these transactions was $99.2 million and $28.1 million, respectively, which were recorded in operating revenues on the Combined Statements of Operations.

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps.  The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016.  The purpose of these swaps was to economically hedge the floating rate borrowings of the Credit and Guaranty Agreement with a fixed rate of interest (see Note 15, Debt).  In connection with certain refinancings during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps.  These interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017.  In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps.  These interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017.  Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

restructure the floor price of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment.  These interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017 (see Note 15, Debt).  In February 2014, we entered into three additional fixed for floating amortizing interest rate swaps.  The interest rate swaps commenced on March 31, 2014 and expire on March 31, 2019.  These derivative contracts are not designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance.  The change in fair value of these contracts was negative $6.7 million and negative $1.5 million for the nine months ended September 30, 2014 and 2013, respectively, and is recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.  The unrealized gain (loss) associated with the contract roll-off of interest rate contracts was a positive $5.5 million and positive $3.8 million for the nine months ended September 30, 2014 and 2013, respectively, and is included in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.  For the nine months ended September 30, 2014 and 2013, the realized loss associated with the settlements on the transactions was $10.3 million and $3.9 million, respectively, which was recorded in interest and fees on debt on the Combined Statements of Operations.

Commodity derivatives are comprised of both long and short positions: a long position is a contract to purchase, whereby a short position is a contract to sell. Interest rate contracts consist of interest rate swaps transacted to manage our interest rate risk.

The gross fair values of derivative assets and liabilities with the same counterparty are offset and reported as net within mark-to-market derivative assets or liabilities, with appropriate current and long-term portions, in our Combined Balance Sheets.

As of September 30, 2014 and December 31, 2013, we had commodity and interest rate derivative contracts outstanding in the following gross notional volumes on an absolute basis as follows:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

	September 30, 2014
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	2,417,857	$(20,063)
Natural gas basis spread swaps	Mark-to-market	MMBtu	13,312,415	4,277
Natural gas swaps	Mark-to-market	MMBtu	18,045,271	(1,046)
Power basis swaps	Mark-to-market	MWh	161,648	(41)
Power swaps	Mark-to-market	MWh	5,220,251	(25,716)
Oil swaps	Mark-to-market	Barrels	349,476	787
Coal swaps	Mark-to-market	Short Ton (st)	4,170,694	(22,584)
Capacity	Accrual	MW	91	2,976
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	1,297,030,000	$(9,653)
				$(71,063)

	December 31, 2013
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	6,990,480	$(48,386)
Natural gas basis spread swaps	Mark-to-market	MMBtu	7,570,000	(1,159)
Natural gas swaps	Mark-to-market	MMBtu	14,321,500	1,687
Power basis swaps	Mark-to-market	MWh	1,464,947	(361)
Power swaps	Mark-to-market	MWh	4,381,250	(51,692)
Oil swaps	Mark-to-market	Barrels	234,000	(391)
Coal purchases	Mark-to-market	Short Ton (st)	400,000	420
Capacity	Accrual	MW	91	6,865
Natural gas physical call option	Mark-to-market	MMBtu	200,000	(790)
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	1,092,444,000	$(8,473)
				$(102,280)

For the nine months ended September 30, 2014 and 2013, the changes in fair value of commodity and interest rate derivative contracts, and non-cash unrealized gains or losses associated with roll-off during the period, are reflected within the Combined Statements of Operations as follows:

	Derivatives Not Designated as Hedging Instruments
		Total Income (Loss)	Total Income (Loss)
		Recognized	Recognized
		For the Nine Months	For the Nine Months
(in thousands)	Location of Income (Loss)	Ended September 30, 2014	Ended September 30, 2013
Commodity contracts	Operating revenues	$32,397	$17,507
Interest rate swap contracts	Mark-to-market on interest rate derivative contracts	(1,179)	2,262
Total		$31,218	$19,769

13.                               Commitments and Contingencies

We record accruals for estimated loss contingencies when available information indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. In addition, we disclose matters for which we believe a material loss is reasonably possible. In all instances, we have assessed the matters below based on current information and made judgments concerning their potential outcome, giving consideration to the nature of the claim, the amount, if any, and nature of damages sought and the probability of success. We regularly review all new information with respect to such contingencies and adjust our assessments and estimates of such contingencies accordingly. Because litigation is subject to inherent uncertainties including unfavorable rulings or developments, it is possible that the ultimate resolution of our legal proceedings could involve amounts that are different from any recorded accruals, and that such difference could be material.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Legal Proceedings - We do not have any material legal proceedings that are currently pending where an unfavorable outcome is probable. From time to time, we may be party to routine proceedings arising in the ordinary course of business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Any accruals or estimated losses related to these matters are not material. In our judgment, the ultimate resolution of these matters will not have a material effect on our financial condition, results of operations or cash flows.

Environmental Matters - We are subject to environmental laws and regulations intended to mitigate or eliminate the effect of operations and to protect the environment. As such, we have an active environmental auditing and training program and believe that the program is in compliance with all existing laws and regulations and do not believe that environmental reserves are necessary at this time, with the exception of the Milford item noted below.

Groundwater contamination is known to exist on the Milford Power property from historical offsite sources. Milford Power and the nearby industrial facilities are named as respondents in a Partial Consent Order with the Connecticut Department of Energy and Environmental Protection (“DEEP”) which specifies monitoring and remediation requirements.  The remaining reserve is approximately $0.2 million and $0.2 million as of September 30, 2014 and December 31, 2013, respectively, and is included in other current liabilities on the Combined Balance Sheets.

Leases — We have lease arrangements for buildings, rail cars, office space, water access and usage and land.  The provisions of these lease agreements provide for renewal options.

MASSPOWER is party to a lease agreement pursuant to which it leases approximately six acres of land in Indian Orchard, Massachusetts.  The lease agreement was entered into on July 30, 1990 for a term of 20 years from the commercial operation date of the facility (July 1993) with an option to extend the lease through July 31, 2028, by providing notice of intent to extend at least six months prior to July 31, 2013.  The notice of intent to extend the lease was provided on April 25, 2012.  The extension of the lease does not require operating lease payments for the fifteen year extended period of the lease, but does require us to continue to pay property taxes related to the land.  As of September 30, 2014, there were current and non-current prepaid rent balances of $0.9 million and $11.3 million, which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets. As of December 31, 2013, there were current and non-current prepaid rent balances of $0.9 million and $11.9 million, which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets.

We have contracts which we account for as operating leases under U.S. GAAP. Operating lease rental payments charged to expense for the nine months ended September 30, 2014 and 2013 were $5.3 million and $2.1 million, respectively.

Long-Term Contractual Arrangements — We have entered into certain long-term contractual arrangements, including LTSAs at Dighton, Lake Road, Milford and Liberty (see Note 2, Significant Accounting Policies and Recent Pronouncements, Prepaid Major Maintenance), forward coal contracts, property tax agreements and certain chemical and services contracts.

As part of the Inventory Financing Arrangement, we are obligated to purchase minimum quantities of coal and fuel oil (collectively, “materials”) each year (see Note 15, Debt).

Capacity Contract Liability - As part of August 29, 2013 Brayton Point acquisition, a capacity obligation with ISO-NE was fair valued.  Brayton Point is committed to ISO-NE to provide installed capacity through May 31, 2017.  The fair value of the obligation was a $35.0 million liability at August 29, 2013.  The liability was determined using the multi period excess earnings method, which is a specific application of the income approach.  The principle behind the multi period excess earnings method is that the value of the obligation is equal to the present value of the incremental after-tax cash flows attributable only to the obligation after deducting contributory asset charges.  The incremental after-tax cash flows attributable to the obligation was then discounted to its net present value.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

(in thousands)
Balance, December 31, 2013	$30,748
Amortization	(8,221)
Balance, September 30, 2014	$22,527

Series B Convertible Participating Preferred Stock - On December 17, 2013, the Company authorized 10,000 shares and issued 3,450 shares of Series B Convertible Participating Preferred Stock to ECP in a private placement. The par value is $0.01 per share with initial liquidation preference of $1,739 per share.  The Series B Convertible Participating Preferred Stock is located within the mezzanine equity section on the Combined Balance Sheets, due to the fact that the preferred shares are subject to mandatory conversion on the Hart-Scott-Rodino Act of 1976 approval date (“HSR date”). The approval date is defined as the date upon which the waiting period under the HSR date permits the holder of Preferred Stock to acquire common stock, typically 30 days from filing or by early termination letter, as defined by the Certificate of Designation of Series B Convertible Participating Preferred Stock agreement.

Holders tendering Series B Convertible Participating Preferred Stock for conversion are entitled to receive, for each share of Series B Convertible Participating Preferred Stock converted, a number of shares of EquiPower common stock determined by dividing the purchase price by $1,739, subject to adjustments as set forth by the Conversion Rate as defined in the Certificate of Designation of Series B Convertible Participating Preferred Stock agreement. The Series B Convertible Participating Preferred Stock is senior to all classes of common stock. The Series B Convertible Participating Preferred Stock is junior to all of the Company’s existing and future debt obligations, all of the Company’s subsidiaries’ existing and future liabilities and capital stock held by persons other than EquiPower or our subsidiaries.

On January 23, 2014, 3,450 shares of Series B Convertible Participating Preferred Stock, representing all Series B Convertible Participating Preferred Stock shares outstanding, were converted into 3,450 shares of common stock at the value of $1,739 per share. The total balance of the converted shares was $6.0 million, and no dividends were paid or are due in the future with respect to these shares.

As of September 30, 2014, no shares of Series B Convertible Participating Preferred Stock were issued or outstanding. As of December 31, 2013, 3,450 shares of Series B Convertible Participating Preferred Stock were issued and outstanding with the balance of $6.0 million.

14.                               Asset Retirement Obligations

We record the present value of our legal obligations to retire tangible, long-lived assets on our Combined Balance Sheets as an asset retirement obligation when the liability is incurred. Our asset retirement obligations (“AROs”) are a result of certain safety and environmental-related legal obligations we are required to perform, due to laws, statutes and regulations pertaining to the eventual retirement of certain tangible, long-lived assets. AROs include activities such as ash pond and landfill capping, dismantlement of power generation facilities, future removal of asbestos laden material from certain power generation facilities, closure and post-closure costs, environmental testing, remediation, and monitoring.

The following table summarizes the amounts recognized related to asset retirement obligation liabilities in the Combined Balance Sheets as of December 31, 2013 and September 30, 2014:

(in thousands)
Balance, December 31, 2013	$57,801
Accretion expense	2,555
Liabilities settled	(140)
Balance, September 30, 2014	$60,216

Brayton Point will be retired and begin decommissioning activities in June 2017 after fulfillment of its capacity contract (see Note 13, Commitments and Contingencies).

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

15.                               Debt

Details of debt outstanding are as follows:

	Balance as of		Interest Rate as of
(in thousands)	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
First Lien Facility - Term B Loan, due December 21, 2018	$665,612	$668,108	4.25%	4.25%
First Lien Facility - Term C Loan, due December 31, 2019	775,562	781,450	4.25%	4.25%
Working Capital Facility, due June 21, 2017	25,821	35,931	5.16%	5.17%
Inventory financing facility	60,261	52,321	4.53% & 8.23%	4.55 & 8.25%
Total debt outstanding	1,527,256	1,537,810
Less: Amounts due within one year:
Current portion of long-term debt	(155,656)	(67,013)
Inventory financing facility	(60,261)	(52,321)
Long-term debt, net	$1,311,339	$1,418,476

A roll forward and summary of debt activity for the nine months ended September 30, 2014 is presented as follows:

				Inventory
	First Lien	First Lien	Working	Financing
(in thousands)	Facility Term B	Facility Term C	Capital Facility	Facility	Total
Balance, December 31, 2013	$668,108	$781,450	$35,931	$52,321	$1,537,810
Scheduled principal payments	(2,496)	(5,888)	—	—	(8,384)
Working capital issuances	—	—	90,000	—	90,000
Working capital repayments	—	—	(100,110)	—	(100,110)
Inventory financing, net	—	—	—	7,940	7,940
Balance, September 30, 2014	$665,612	$775,562	$25,821	$60,261	$1,527,256

First Lien Credit and Guaranty Agreement - First Lien Facility (“Term B and Term C”) and Working Capital Facility and Second Lien Credit and Guaranty Agreement -  Second Lien Facility

On June 21, 2012, we entered into a the First Lien Facility , which consisted of a $685 million Term B loan facility and a $100 million working capital facility (collectively, the “Refinancing”) with Barclays Bank PLC, as administrative agent and collateral agent, a Second Lien Credit and Guaranty Agreement (“the Second Lien Facility”), which consisted of a $200 million term loan facility with Barclays Bank PLC, as administrative agent and collateral agent, as well as a Depository Agreement with Barclays Bank PLC as collateral agent and Union Bank, N.A. as depository.  On August 29, 2013, as part of the Kincaid and Elwood acquisition, we borrowed $635 million under the First Lien Financing Term C loan facility and increased the working capital facility by $46 million (from $100 million to $146 million). Also as part of the Kincaid and Elwood acquisition, the Second Lien Facility was terminated and we repaid all principal of $200 million outstanding at the time of termination. On December 18, 2013, as part of the acquisition of Richland and Stryker, we borrowed an additional $150 million under the Term C loan facility.

Under the First Lien Facility, the Term B loan, Term C loan and Working Capital Facility mature on December 21, 2018, December 31, 2019 and June 21, 2017, respectively. Our debt is guaranteed by Energy Capital Partners II-A, LP and Energy Capital Partners GP II, LP pursuant to a guaranty agreement in favor of Barclays Bank PLC as First Lien Administrative Agent.

As of September 30, 2014, interest accrued on the First Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one half of one percent plus the one month Eurodollar rate, which cannot be less than 100 basis points per annum, plus 225 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 100 basis points per annum, plus an applicable margin of 325 basis points for Eurodollar rate advances.  Interest is paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

For the nine months ended September 30, 2014 and 2013, total interest expense of $46.6 million and $29.7 million, respectively, was incurred on the First Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

In connection with the First Lien Facility, we, subject to certain restrictions, have access to a $127 million working capital facility (“Tranche A Facility”) and a $19 million working capital facility (“Tranche B Facility”), from which we can borrow working capital funds of up to $127 million or issue letters of credit up to $146 million, subject to a reduction for any working capital borrowings or letters of credit outstanding.  The Tranche A Facility can be used for both working capital borrowings and the issuance of letters of credit, while the Tranche B Facility can only be used for the issuance of letters of credit.

Fees are accrued at the one, two, three or six month Eurodollar Rate plus an applicable margin of 500 basis points for working capital borrowings, 500 basis points for issued letters of credit and 50 basis points for unused availability under each working capital facility.  In accordance with the First Lien Facility, we are required to cash collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility by depositing funds within a collateral bank account pledged in favor of the Tranche A Issuing Bank and the Add-on Issuing Bank.  Cash used to collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility accrues interest at the one month Eurodollar Rate less 15 basis points and is recorded in restricted cash on the Combined Balance Sheets (see Note 2, Significant Accounting Policies and Recent Pronouncements, Restricted Cash).

For the nine months ended September 30, 2014 and 2013, interest and fees relating to the working capital facilities of $3.0 million and $3.2 million were expensed and recorded within interest and fees on debt within the Combined Statements of Operations.

In addition, other fees of $0.1 million and $0.2 million were expensed and recorded within interest and fees on debt within the Combined Statements of Operations for the nine months ended September 30, 2014 and 2013, respectively.

Under the First Lien Facility, there are scheduled principal payments on the Term B loan and Term C loan, which are payable on the last business day of each calendar quarter.  The scheduled quarterly principal payment is equal to 0.25 percent of the total principal amount of term loan advances originally outstanding which are reduced as a result of the application of mandatory prepayments.  Additionally, under the Term B loan and Term C loan, there are mandatory and optional prepayment provisions.  Mandatory prepayments, subject to specific calculations and conditions, occur on the last business day of each calendar quarter in the months of June and December, as well as upon receipt of asset sale proceeds, debt proceeds, insurance proceeds and eminent domain proceeds.  Mandatory prepayments are to be applied (i) first, to prepay the term loan advances applied to the immediately succeeding four quarterly principal payments and thereafter, applied to the remaining quarterly principal payments and the payment due upon term maturity on a pro rata basis, (ii) second, to cash collateralize outstanding letters of credit, (iii) third, to prepay outstanding working capital borrowings and (iv) fourth, to permanently reduce the working capital facility.  Optional prepayments are to be applied to prepay the aggregate principal amount provided that each partial prepayment shall be for a minimum amount of $1.0 million and if in excess of the minimum amount, must be in a multiple of $0.5 million.  We made scheduled principal prepayments and mandatory principal prepayments of $8.4 million and $1.6 million for the nine months ended September 30, 2014 and 2013, respectively.

Interest accrued on the Second Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one percent plus the one month Eurodollar rate, which cannot be less than 150 basis points per annum, plus 750 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 150 basis points per annum, plus an applicable margin of 850 basis points for Eurodollar rate advances.  Interest was paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.  For the nine months ended September 30, 2013 total interest expense of $13.3 million was incurred on the Second Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

The First Lien Facility provides that it must comply with certain financial and non-financial covenants. As of December 31, 2013, in accordance with the First Lien Facility, we are not required to compute an interest coverage ratio or leverage ratio until the three months ended March 31, 2014. Beginning on March 31, 2014, the First Lien Credit and Guaranty Agreement includes provisions that require us to maintain, at the end of each fiscal quarter, a leverage ratio of no more than 8.75 to 1.00 and an interest coverage ratio of no less than 1.63 to 1.00. Under the terms of the First Lien Credit and Guaranty Agreement, over time, the minimum interest coverage ratio requirement will continue to increase and the maximum leverage ratio requirement will continue to decrease. Beginning September 30, 2014, we will be required, at the end of the fiscal quarter, to maintain a leverage ratio of no more than 8.50 to 1.00 and an interest coverage ratio of no less than 1.63 to 1.00. The next step down in the maximum leverage ratio requirement is on December 31, 2014, when we will be required to maintain a leverage ratio of no more than 8.00 to 1.00 with a minimum interest coverage ratio at no less than 1.63 to 1.00. As of September 30, 2014 and December 31, 2013, we were in compliance with all applicable covenants.

Inventory Financing Facility

On September 10, 2013, we entered into an Inventory Financing Arrangement for our coal and fuel oil inventories at our Brayton Point facility, consisting of a debt obligation for our existing and subsequent inventories, as well as a $15.0 million line of credit (see Note 6, Inventories). This Inventory Financing Arrangement terminates, and our obligations become due and payable, on May 31, 2017, and is collateralized by all of the equity associated with the Brayton Point facility. As of September 30, 2014 and December 31, 2013, our balance for this debt obligation was $50.1 million and $46.3 million, respectively. As of September 30, 2014 and December 31, 2013, our line of credit balance was $10.2 million and $6.0 million, respectively.

As the materials are purchased and delivered to our facilities, our debt obligation and line of credit increase based on the then market rate of the materials, transportation cost, and other expenses. The debt obligation increases for 85 percent of the total price of the coal and 90 percent for the total price of fuel oil. The line of credit increases for the remaining 15 percent and 10 percent for coal and oil, respectively. Upon consuming the materials, we repay the debt obligation and line of credit at the then market price, as defined within the Inventory Financing Agreement for the amount of the materials consumed on a weekly basis. The debt is classified as short term due to the rate in which we purchase and consume materials.

A monthly inventory availability fee is calculated based on the product of unused coal availability, pro-rata annual interest rate of 0.25 percent and 85.00 percent of the monthly pricing benchmark rate. In addition, a monthly inventory availability fee is calculated based on the product of certain unused fuel oil availability, pro-rata annual interest rate of 0.85 percent and 90.00 percent of the monthly pricing benchmark rate.  A monthly inventory fee is calculated based on the product of the inventory level of coal, pro-rata annual interest rate of the three-month LIBOR plus 4.30 percent and 85.00 percent monthly pricing benchmark. A monthly inventory fee is calculated as the product specification of the fuel oil in inventory at month end, pro-rata annual interest rate of three-month LIBOR plus 4.30 percent and 90.00 percent of the monthly pricing benchmark.  As of September 30, 2014 and December 31, 2013, the interest rate was 4.53 percent and 4.55 percent, respectively.

The line of credit bears interest at an annual interest rate of the 3-month LIBOR plus 8.00 percent. An availability fee is calculated on a per annum rate of 0.75 percent.  As of September 30, 2014 and December 31, 2013, the line of credit bears interest at 8.23 percent and 8.25 percent, respectively.

For the nine months ended September 30, 2014 and 2013, respectively, we recorded total interest expense of $1.9 million and $0.1 million within interest and fees on debt on the Combined Statements of Operations.

Interest Rate Swap Agreements

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016. The purpose of the swaps was to economically hedge the floating rate borrowings of the term loan facility with a fixed rate of interest. In connection with the Refinancing during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017. These derivative contracts are not

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance. In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017. Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to restructure the floor rate of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment. The interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017. In February 2014, we entered into three additional fixed for floating amortizing interest rate swaps.  The interest rate swaps commenced on March 31, 2014 and expire on March 31, 2019. As of September 30, 2014 and December 31, 2013, the notional amount of the interest rate swaps were $1,297 million and $1,092 million, respectively, or approximately 90 percent and 75 percent, respectively, of the floating rate debt outstanding. Under the terms of the swaps, we receive the greater of a three month Eurodollar LIBOR or either 1.00 percent or 1.50 percent in exchange for a fixed rate on the swaps ranging from 1.78 percent to 2.73 percent.

16.                               Capital Structure

As of September 30, 2014 and December 31, 2013, the Company had 200,000 shares of Preferred Stock authorized with a par value of $0.01 and 1,000,000 shares of common stock authorized with a par value of $0.01.

Common Stock

As of September 30, 2014 and December 31, 2013, 651,080 and 647,630 shares, respectively, of common stock were issued and outstanding with the balance of $7 thousand and $6 thousand, respectively.

Preferred Stock

The preferred stock, as defined by the Second Amended and Restated Certificate of Incorporation dated October 25, 2011, may be issued in one or more series as determined by the Company from time to time. All shares of any one series of preferred stock will be identical except as to the date of issuance and dates from which the dividends on shares of the series issued will accumulate (see Note 13, Commitments and Contingencies, for preferred stock issuances and redemptions).

17.                               Share-Based Payments

We account for our stock-based compensation in accordance with ASC 718 — Compensation. The fair value of the non-qualified stock options is estimated as of the effective date using the Black-Scholes option-pricing model. We use the common stock price on the date of the respective grant as the fair value of these options. We recognize compensation expense on a straight-line basis over the requisite service period for the entire award.

Option activity and changes during the nine months ended September 30, 2014 were as follows:

		Weighted Average	Weighted Average
	Options	Exercise Price	Remaining Term (years)
Outstanding as of December 31, 2013	33,681	$1,241.79
Granted	825	1,777.24
Exercised	—	—
Cancelled	—	—
Outstanding as of September 30, 2014	34,506	$1,254.79	6.95

Exercisable as of September 30, 2014	19,014	$1,165.27	6.49

For options outstanding as of September 30, 2014 and December 31, 2013, the options had the following ranges of exercise prices:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

		Number of Options	Weighted Average
	Range of Exercise Prices	Outstanding	Exercise Price
Outstanding as of September 30, 2014	$1,000 - 2,231	34,506	$1,254.79
Outstanding as of December 31, 2013	$1,000 - 1,588	33,681	$1,241.79

The aggregate intrinsic value represents the total pretax intrinsic value (the difference between the Company’s stock price on the last day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2014 or September 30, 2013, respectively.  This amount changes based on the fair market value of the Company’s common stock. For the nine months ended September 30, 2014 and 2013, the total intrinsic value of options exercised was $0 and $0, respectively.

As of September 30, 2014, $2.0 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.4 years.

The table below presents the weighted average value and assumptions used in determining each option’s fair value. Volatility was calculated based on the average calculated volatility of our peers:

Stock Option Grants
For the Nine Months Ended
September 30, 2014
Weighted average fair value	$297.46 - 570.96
Risk-free interest rate	1.73 - 1.80%
Expected life in years	5
Expected volatility	15.87 - 20.34%
Expected dividend yield	—%

18.                               Income Taxes

We account for income taxes using the asset and liability method in accordance with U.S. GAAP. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We estimate our deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of our operations during the period that includes the enactment date. There were no uncertain tax positions as of September 30, 2014 and December 31, 2013.

A reconciliation between income tax expense and the expected tax expense at the statutory rate is as follows for the nine months ended September 30, 2014:

September 30, 2014

Expected Federal Income Tax Expense	35.00%
Tax Effect of differences:
State Income Taxes - net of Federal Benefit	2.04%
Change in Valuation Allowance	(2.29)%
Other Permanent Differences	0.48%
Total Income Tax Expense	35.23%

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

19.                               Concentration Risks

Our counterparties primarily consist of two categories of entities who participate in the wholesale energy markets: financial institutions and trading companies and Independent System Operators (“ISOs”).  For the nine months ended September 30, 2014, we had two significant customers that individually accounted for more than 10% of our annual combined operating revenues: PJM and ISO-NE.

We have concentrations of credit risk with the ISOs and a small number of our financial hedge parties relating to our sales of power, capacity and ancillaries and hedging and optimization activities. We have exposure to trends within the energy industry, including declines in the creditworthiness of our counterparties for our commodity and derivative transactions. Our risk control group manages non-ISO counterparty credit risk and monitors our net exposure with each counterparty on a daily basis. The analysis is performed based on the mark-to-market basis calculated using forward curves. We believe that our credit policies and portfolio of transactions adequately monitor our credit risk, and currently our counterparties are performing and financially settling timely according to their respective agreements.

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of accounts receivable and derivative instruments. Certain accounts receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements.

20.                               Related Party Transactions

We have entered into various related party transactions including energy management and energy marketing service agreements as well as operations and maintenance agreements. The energy management and energy marketing service agreements include a variety of services including power management, fuel management and other energy marketing services while the operations and maintenance agreements provide for a number of other services including various legal, consulting, management, payroll and advisory services.

On June 1, 2010, we entered into a Management, Operation and Maintenance Agreement with Empire Generating Co, LLC (“Empire”), which is a wholly-owned subsidiary of Energy Capital Partners I, LLC (“ECP Fund I”). EquiPower provides Empire with various management services, including legal, consulting, management and advisory services for a monthly fee of $56 thousand. We recorded $0.5 million and $0.5 million relating to this agreement for the nine months ended September 30, 2014 and 2013, respectively, which reduced operations and maintenance on the Combined Statements of Operations.

On April 1, 2011, our wholly-owned subsidiary EquiPower Resources Management, LLC (“EquiPower Management”) entered into an Energy Management Agreement with Empire.  EquiPower Management provides Empire with various power management, fuel management and risk management services for a monthly fee (adjusted for inflation annually) of $46 thousand.  For the nine months ended September 30, 2014 and 2013, we recorded $0.4 million and $0.4 million, respectively, relating to this agreement for services provided which reduced operations and maintenance expense on the Combined Statements of Operations.

On August 29, 2013, our wholly-owned subsidiary Elwood Services Company, LLC (“Elwood Services”) entered into a Third Amended and Restated Operations and Maintenance Agreement with Elwood Energy as part of the Kincaid and Elwood Acquisition.  Elwood Services provides Elwood Energy with various legal, consulting, management, payroll and advisory services for a fixed monthly fee (adjusted for inflation annually) of $0.1 million plus incentive and reimbursement of actual direct costs of payroll of the employees of Elwood Services who run the Elwood power plant.  We recorded $1.1 million and $0.1 million of income, excluding direct payroll expenses, for services provided relating to this agreement for the nine months ended September 30, 2014, and 2013, respectively, which reduced operations and maintenance on the Combined Statements of Operations.  As of September 30, 2014

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

and December 31, 2013, $0.2 million and $0.2 million, respectively, of fees, incentive and reimbursable costs relating to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On October 21, 2013, EquiPower Management entered into an Energy Marketing Services Agreement with Elwood Energy.  EquiPower Management provides Elwood Energy with certain energy marketing services for a monthly fee of $7.5 thousand. For the nine months ended September 30, 2014, EquiPower Management recorded $68 thousand of income relating to this agreement for services provided which reduced operations and maintenance on the Combined Statements of Operations.  As of September 30, 2014 and December 31, 2013, $7.5 thousand and $7.5 thousand, respectively, of fees related to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On December 27, 2012, we entered into a Management, Operation and Maintenance Agreement with Broad River Energy LLC (“Broad River”), a wholly-owned subsidiary of ECP Fund II.  We provide Broad River with certain project management services for a monthly fee of $35.4 thousand.  For the nine months ended September 30, 2014 and 2013, we recorded $0.3 million and $0.4 million, respectively, of income relating to this agreement, which included a transition fee of $0.1 million for the nine months ended September 30, 2013.  Both income periods relating to this agreement were recorded as a reduction in operations and maintenance on the Combined Statements of Operations. As of September 30, 2014 and December 31, 2013, $54 thousand and $48 thousand, respectively, of fees related to this agreement were outstanding and recorded within accounts receivable on the Combined Balance Sheets.

21.                               Subsequent Events

Except as disclosed below, there have not been any events that have occurred that would require adjustments or disclosure in our Combined Financial Statements.

On October 27, 2014, our wholly-owned subsidiary Tomcat Power acquired Elwood Energy Holdings II, LLC (formerly Dominion Elwood, Inc.), which owns 0.5 percent of the interest in Elwood Energy, from Dominion Energy, Inc. for $1.6 million. Elwood owns 1,560 MW in total of generation located in Elwood, Illinois (see Note 4, Equity Method Investments).